UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.   20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 5, 2007

PetroHunter Energy Corporation
(Exact name of registrant as specified in its charter)

Maryland	000-51152	98-0431245
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1875 Lawrence Street, Suite 1400, Denver, CO          80202
         (Address of principal executive offices)                   (Zip Code)

Registrant’s telephone number, including area code: (303) 572-8900

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On September 5, 2007, PetroHunter Energy Corporation and its subsidiary, Australia PetroHunter Ltd., announced the following operations update with respect to its four exploration licenses in the Beetaloo Basin (owned by its subsidiary, Sweetpea Petroleum Pty Ltd.) comprising 7,000,000 acres.

On July 31, 2007, Sweetpea Petroleum Pty Ltd. commenced drilling the Sweetpea Shenandoah #1 well in the central portion of the Beetaloo Basin, approximately 28 miles southeast of the town of Daly Waters in the Northern Territory of Australia.  The well is currently drilling at 4550 feet with a planned total depth of 9500 feet.

This well is a twin to the Balmain #1 well drilled in 1992.  The original plan to drill the Shenandoah #1 underbalanced with air was modified due to a shallow sand that produced water.  The well is now being drilled with air along with water and mud.  Oil and gas hydrocarbon shows in the Hayfield Formation and Kyalla Shale have been confirmed.  The mudlog exhibits gas shows and fluorescence starting at about 1900 feet, in the Hayfield Formation, and continuing through to present depth of 4550 feet.  So far, over 700 feet of hydrocarbon shows [C1-C4] have been encountered.  Geologically, the Shenandoah #1 has matched its prognosis and the drilling results correlate excellently with the Balmain #1 well.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PETROHUNTER ENERGY CORPORATION

September 6, 2007	By:	/s/ Garry Lavold
Garry Lavold
President and Chief Operating Officer